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The following is a transcript of the conference call held by the Company on June 20, 2007.

FINAL TRANSCRIPT Jun.20.2007 / 10:00AM, JNC - Nuveen Investments to Be Acquired by Private Equity Group Led by Madison Dearborn Partners, LLC CORPORATE PARTICIPANTS Natalie Brown  Nuveen Investments, Inc. - IR Tim Schwertfeger Nuveen Investments, Inc. - Chairman, CEO  John Amboian  Nuveen Investments, Inc. - President  CONFERENCE CALL PARTICIPANTS Bill Katz Buckingham Research Group - Analyst Prashant Bhatia Citigroup - Analyst Cynthia Mayer Merrill Lynch - Analyst PRESENTATION  Operator Good morning. My name is Carol, and I will be your conference operator today. At this time, I would like to welcome everyone to the Nuveen Investments conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session. If you would like to ask a question during this time, (OPERATOR INSTRUCTIONS). Thank you, Ms. Natalie Brown, Director of Investor Relations you may begin your conference. Natalie Brown - Nuveen Investments, Inc. - IR Thank you and good morning. With me this morning are Tim Schwertfeger, Nuveen's Chairman and CEO; John Amboian, Nuveen's President and Glenn Richter, Nuveen's Chief Administrative Officer. During this call, we will discuss our announcement that the board of Nuveen Investments has agreed to an all cash purchase proposal from a private equity group, majority led by Madison Dearborn Partners. Please note that we will not be discussing operating results today. We plan to do so during our regularly scheduled earnings call in July. Tim Schwertfeger and John Amboian will discuss the transaction and after their remarks we will be happy to answer any questions you may have.  This conference call may include forward-looking statements regarding our expectations, plans that we believe to be reasonable, which are predictions and involve risks and uncertainties. Our actual future results may thus differ significantly due to numerous factors, including those discussed in our SEC filings. In our call today, we may make statements about the expected timing, completion, and effects of the proposed transaction. The Company assumes no obligation to update any forward-looking statements made during this call. Our press release for today's announcement, which includes directions for a telephone replay of the conference call can be accessed on our website at Nuveen.com. In connection with the proposed merger, the Company will prepare a proxy statement to be filed with the Securities and Exchange Commission. And once approved by the SEC, the proxy will be made available to shareholders of record of the Company. Before making any voting decisions, shareholders are urged to read the proxy statement regarding the merger carefully and in its entirety because it will contain important information about the proposed merger. With that, I'll turn the call over to Tim Schwertfeger. Thomson www.streetevents.com Contact Us ©2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT Jun.20.2007 / 10:00AM, JNC - Nuveen Investments to Be Acquired by Private Equity Group Led by Madison Dearborn Partners, LLC Tim Schwertfeger - Nuveen Investments, Inc. - Chairman, CEO  Thank you, Natalie. And good morning, everyone. Thank you for joining us. We're excited about reaching a new milestone in our Company's strategic development. As you know, today we announced our acceptance of a buyout offer from a private equity group lead by Madison Dearborn Partners in a transaction valued at $6.3 billion. Madison Dearborn Partners is a highly regarded private equity firm based here in Chicago. They have invested in over 100 companies throughout North America and Europe. Joining Madison Dearborn will be a group of financing partners and investors that includes Merrill Lynch and Merrill Lynch Global Private Equity, Wachovia, and Wachovia Capital Partners, Citi, Deutsche Bank and Deutsche Bank Investment Partners and Morgan Stanley. This transaction is a growth buyout creating an opportunity for us to accelerate our current strategic initiatives. All in all, we believe that the transaction is a very positive development for all parties. Our shareholders, our clients, and our people. For our shareholders, this transaction creates compelling value as Nuveen shareholders will receive $65 per share. This is a meaningful premium of 20% to the closing price yesterday and represents a 26% premium to the 90-day average closing price of $51.56. The offer also represents a 16% premium to Nuveen investments all-time intra day high of $56.20. For our clients, we'll be able to focus even more resources on expanding our investment expertise, broadening our high quality product offerings, and developing outstanding service to help secure the long-term goals of investors and their advisors. For our people, this is an opportunity to strengthen the sense of partnership among our outstanding people across our firm. This new ownership structure will help us retain and attract top talent through anticipated incremental long-term incentive opportunities. Associates and employees will be part of a company entering a new era of long-term growth and development. Beyond the transaction, I'm also excited to announce that effective July 1st, John Amboian will become Nuveen's Chief Executive Officer. Having spent over 30 years at Nuveen and the last 11 years as CEO of Nuveen, I'm proud of the accomplishments that we've achieved as a team. Nuveen's transition to a private company is a natural point to begin the transition to our next generation of leadership. As many of you know, John has been with Nuveen for 12 years and President of the firm since 1999. He is a talented leader with proven ability to guide the firm through its next phase of growth.  Supporting John will be a deep, very talented and committed management team with a proven track record. With John's appointment as CEO, I will become non-Executive Chairman of the JNC Board of Directors and we'll continue to serve as Chairman of Nuveen's Fund Board.  With that, I'm pleased to turn the call over to John for some brief remarks on today's developments.  John Amboian - Nuveen Investments, Inc. - President  Thank you very much, Tim. I'd like to start by expressing my gratitude to Tim for his friendship and support over the years as well as for his 30 years of service to Nuveen Investments. Tim's leadership and his creativity have played vital parts in building and guiding our firm to where it is today. Fortunately, we'll continue to be able to draw upon his strategic insights as we further develop our firm. As Tim said, we're excited about the benefits that this transaction provides to our shareholders, our customers, and our people. This truly is a growth buyout that offers a unique opportunity for us to accelerate our strategic development. Even further, I would say this is a quality growth buyout.  As you all know, we've enjoyed a tremendous reputation for quality in our brands, in our investment products and capabilities and in our people across the firm. Quality will remain our single highest priority. Under our new ownership structure, our overall strategic direction will not change. We will continue to build out our institutional and mutual fund businesses while growing our leadership positions and structured products and in retail managed accounts through both organic growth initiatives and targeted acquisitions. At the same time, we remain committed to maintaining and really strengthening our successful multi-boutique operating model that supports independent investment and research teams and that leverages shared resources Thomson www.streetevents.com Contact Us ©2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT Jun.20.2007 / 10:00AM, JNC - Nuveen Investments to Be Acquired by Private Equity Group Led by Madison Dearborn Partners, LLC and distribution, service, operations, and administration. It’s business as usual with incremental incentive opportunities for targeted retention and development. We continue to believe that the best way to meet the long-term needs of our customers is to foster a very positive, stable environment for our investment teams and our people. This remains my personal objective to continue fostering a positive and healthy environment for our investment teams to flourish and for our customers to ultimately be served well. As part of this process, we will be filing proxy materials with the SEC and mailing the proxy statement to our shareholders. Subsequent to that, we'll hold the special meeting of our shareholders to vote on the transaction, which we expect to close by the end of the year. During this process, we'll continue to operate as a public company. The closing of the transaction is subject to a customary conditions, including such approval of our shareholders and receipt of sufficient consensus from fund and advisory clients relative to a specified percentage of companies' revenues. The transaction and the shareholder value created reflects, we think Nuveen's strength as a diversified high quality Investment Management Firm with substantial capabilities. Madison Dearborn has a history of providing support for growing companies such as ours and is very committed to our strategy, our operating model, and our people. We are looking forward to a strong working partnership with Madison Dearborn and the entire group of private equity investors.  With that, we're happy to take your questions recognizing, unfortunately that we may be limited to the extent that we can provide responses, but we'll try to be as helpful and clarifying as possible. With that, please open the lines, and Tim and I and Glenn would be happy to answer questions.  QUESTIONS AND ANSWERS  Operator  (OPERATOR INSTRUCTIONS) Your first question comes from the line of Bill Katz.  Bill Katz - Buckingham Research Group - Analyst  Okay, thank you, good morning.  John Amboian - Nuveen Investments, Inc. - President  Morning, Bill.  Bill Katz - Buckingham Research Group - Analyst  This time congratulations are in order. I have a couple of questions from you. One from Nuveen's perspective. Sort of curious as to what the impact on the investment team might be. This announcement trigger any change in control issues that might put negotiations, contracts up for renegotiation out on the fund side, the separate accounts side. How should we think about it from that perspective and the stability of the professional team?  John Amboian - Nuveen Investments, Inc. - President  That's certainly been a highest priority for us as we thought about the implications of the transaction and how to be sure that this is entirely a positive development on all fronts within our firm. And with that in mind, we certainly are going to continue to work with each of the teams to help them grow and develop capabilities, foster as we said a very positive healthy stable  Thomson www.streetevents.com Contact Us ©2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT Jun.20.2007 / 10:00AM, JNC - Nuveen Investments to Be Acquired by Private Equity Group Led by Madison Dearborn Partners, LLC environment. Fortunately we have had in place long-term equity oriented programs and retention, mechanisms. Those all remain in place unaffected. And we anticipate certainly supplementing those through additional incentive-based opportunities as a result of the transaction. There are no direct triggering of any terms within employment agreements or the likes. Fortunately, we're in a position where with some attention and a lot of communication and understanding, we should be able to get to a place that's really positive for each of our teams. That's a critical part with how we ultimately continue to grow business and serve our customers, as well. Bill Katz - Buckingham Research Group - Analyst You don't need to then go back to mutual fund and separate account contracts? John Amboian - Nuveen Investments, Inc. - President Yes, I was just going to say, there will be a requirement to go through a consensus process or assignment process with respect to either managed account, mandates, or fund advisory agreements. And that's a process we're familiar with. We'll work on over the next several months. And certainly requires care and attention. We do not anticipate it to be a problem, but it's a lot of work. And obviously no one can be taken for granted. That will be a free closing condition that we'll need to satisfy and certainly we'll give that a lot of attention. Bill Katz - Buckingham Research Group - Analyst Okay. Just a few other follow-ons. Tim, maybe for you and John, as well, I'm sort of curious, why now. It seemed like you were communicating to investors that you were reaching the end of your investment cycle for the buildout of the institution of the Mutual Fund business. So it seems like there's a real change of decision making as it relates to the investment spending cycle. So what's the strategic rationale from your end? Tim Schwertfeger - Nuveen Investments, Inc. - Chairman, CEO Well, I think that we're still feeling that we have a lot of investing that we can do and should be doing to continue to build out the business. Our opportunity still remain large. And this will allow us to accelerate even further the pace of our investment. And that's been a very important part of the dialogue with Madison Dearborn here to be able to increase the pace at which we're developing and growing our investment capabilities, our products, and our technologies. John Amboian - Nuveen Investments, Inc. - President It's also from a shareholder perspective. We think a very compelling proposal, and one that we had to as a group respond to in a thoughtful way, recognizing uncertainties and risks and the vagaries of the capital market. So those two factors combined and Madison Dearborn's assertiveness in presenting a very thoughtful proposal, both factors have led us to this point.  Bill Katz - Buckingham Research Group - Analyst Anyone on the line from Madison to ask questions?  John Amboian - Nuveen Investments, Inc. - President  Not at this time, no. Thomson www.streetevents.com Contact Us ©2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT Jun.20.2007 / 10:00AM, JNC - Nuveen Investments to Be Acquired by Private Equity Group Led by Madison Dearborn Partners, LLC Bill Katz - Buckingham Research Group - Analyst So last question, what are any specific walk away provisions associated with this? You alluded to a little bit, John, comment back to me on sort of contracts. And then related to that, why July 19th as a time frame for competing offers? It seems like a very rapid period of time given a year-end close with Madison. John Amboian - Nuveen Investments, Inc. - President All we have are what we would call customary closing conditions. That specific window that you referenced the 30-day go shop window is frankly as we understand it standard transaction architecture and not something that was thought through beyond that. Bill Katz - Buckingham Research Group - Analyst Any sort of walk away provisions that we should be aware of? Percent of revenue or AUM? What to attrit?  Tim Schwertfeger - Nuveen Investments, Inc. - Chairman, CEO Yes, the only one significant item is as John had mentioned relative to consensus, there's requirement for at least 80% consensus of our revenue. Bill Katz - Buckingham Research Group - Analyst Okay. Okay. Thank you. Tim Schwertfeger - Nuveen Investments, Inc. - Chairman, CEO Thank you, Bill. John Amboian - Nuveen Investments, Inc. - President Bill. Operator Your next question comes from the line of Prashant Bhatia. John Amboian - Nuveen Investments, Inc. - President Good morning, Prashant. Tim Schwertfeger - Nuveen Investments, Inc. - Chairman, CEO Good morning, Prashant. Thomson www.streetevents.com Contact Us ©2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT Jun.20.2007 / 10:00AM, JNC - Nuveen Investments to Be Acquired by Private Equity Group Led by Madison Dearborn Partners, LLC Prashant Bhatia - Citigroup - Analyst As you think about it, what drove kind of the thought process of going private aside from the acceleration of the investment? Was that the core driver of it? Was there more to it than that? John Amboian - Nuveen Investments, Inc. - President I think, again, Prashant, as we look at it and where multiple hats in our roles as leaders and as our board took it upon itself to be clearly a fiduciary in this process, the valuation is compelling and striking. And the environment that we expect to be able to foster and sustain is conducive to our building our business and maybe frankly at a faster pace than might have been so in a fully public environment. Those are really contributing factors more than any others. Prashant Bhatia - Citigroup - Analyst Okay. And just curious, what types of investments would you accelerate as you think about it going forward? John Amboian - Nuveen Investments, Inc. - President Consistent with what we've been doing, but maybe, again, a little bit wider and deeper in new product development in adding investment platforms and expertise that we can leverage across our capabilities and recruiting and retaining top talents in building additional distribution channels and saving the best for last. We think certainly accelerating the pace of development activity and structured products and really leveraging what we'll call the traditional Nuveen business, which in many respects has been while a source of very high quality, not as much a source of growth. And we think there are opportunities potentially to accelerate an investment back in the core traditional Nuveen business in a way that can ultimately unlock assets, growth, and value. Prashant Bhatia - Citigroup - Analyst Okay. And then just the 30-day period that you mentioned, taking a look at other potential bids. I guess is there something that you could potentially see in a partner? Maybe another asset management firm that would be even more attractive than what you have here? John Amboian - Nuveen Investments, Inc. - President I think that's probably a question we should just pass on, Prashant. We have to obviously be very careful about this. We're committed to the transaction that's before us. And we live and operate and lead a day at a time. Prashant Bhatia - Citigroup - Analyst Okay. I totally understand that. And just one final one, was this a competitive bidding process? Or was this an exclusive arrangement that was set up with Madison Dearborn? Tim Schwertfeger - Nuveen Investments, Inc. - Chairman, CEO  All those details will basically be disclosed as part of our proxy that will be filed in approximately 30 to 45 days, Prashant. Thomson www.streetevents.com Contact Us ©2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT Jun.20.2007 / 10:00AM, JNC - Nuveen Investments to Be Acquired by Private Equity Group Led by Madison Dearborn Partners, LLC Prashant Bhatia - Citigroup - Analyst Okay. That's great. Is there a breakup fee associated with it? John Amboian - Nuveen Investments, Inc. - President Yes, there is. And again, that will be as part of our disclosures. Prashant Bhatia - Citigroup - Analyst Great. Thank you so much. John Amboian - Nuveen Investments, Inc. - President Thank you. Operator Your next question comes from the line of Cynthia Mayer. John Amboian - Nuveen Investments, Inc. - President Hi, Cynthia. Tim Schwertfeger - Nuveen Investments, Inc. - Chairman, CEO Morning, Cynthia. Cynthia Mayer - Merrill Lynch - Analyst Hi. In terms of the strategic investments you mentioned, would you be interested in making acquisitions of your own now? John Amboian - Nuveen Investments, Inc. - President We would continue to pursue acquisitions along the lines we have targeted buy and build where we add expertise and gaps around our investment platforms as well as maybe added distribution access or technology capabilities. That we expect will continue. And in fact has been a part of the dialogue with our perspective new partners. Cynthia Mayer - Merrill Lynch - Analyst Does this in any way change the type of or the size of the investments you'd be interested in? Thomson www.streetevents.com Contact Us ©2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT Jun.20.2007 / 10:00AM, JNC - Nuveen Investments to Be Acquired by Private Equity Group Led by Madison Dearborn Partners, LLC John Amboian - Nuveen Investments, Inc. - President We've never really ourselves by size parameters as much as where we really thought we could extract significant value and create a very positive outcome for people involved in any transaction. And we'll continue to approach things that way. We have never been adverse to large. Though we haven't completed any particularly large transactions. We'll continue to stay the course in terms of our acquisition strategy. And maybe to reinforce for people who might think of private equity in certain stereo typical ways just want to point out that we would not envision that this becomes a roll-up opportunity or sort of an accelerated consolidation platform in the industry. We're continuing to pursue our strategies and development plans and want to build a really remarkable world class investment management business. Cynthia Mayer - Merrill Lynch - Analyst Okay. And can you tell us just anything more about the process? Did this offer come out of the blue, and has it been a long negotiation? John Amboian - Nuveen Investments, Inc. - President Yes, again, Cynthia, all those details will be included as part of our proxy filing. Cynthia Mayer - Merrill Lynch - Analyst Okay. And just in terms of maybe a question on color. In terms of what the acquirer's found most attractive, how important a role do you think your closed-end funds played verses things like the power of your brand or your distribution? John Amboian - Nuveen Investments, Inc. - President We'd presume it's all of the above, quite honestly and many other factors. We're in a fortunate place to have a lot of positive attributes going in our favor. Cynthia Mayer - Merrill Lynch - Analyst Okay. Great. Thank you. John Amboian - Nuveen Investments, Inc. - President Thanks, Cynthia. Operator (OPERATOR INSTRUCTIONS) We have a follow-up question from the line of Bill Katz. Bill Katz - Buckingham Research Group - Analyst Thank you and thanks for patience in answering my questions. Is there any sort of time frame to which Madison might be considering an exit strategy on their end? Secondly, you make reference in your press release that this is a combination with management. Curious what management ownership will look like pro forma. Thomson www.streetevents.com Contact Us ©2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT Jun.20.2007 / 10:00AM, JNC - Nuveen Investments to Be Acquired by Private Equity Group Led by Madison Dearborn Partners, LLC John Amboian - Nuveen Investments, Inc. - President As to the latter, we have not engaged in any dialogue with Madison Dearborn, at this point in time on management opportunity. We fully anticipate a meaningful participation, but those details have not been discussed at all at this point. I apologize, Bill, what was the first part of your question. Bill Katz - Buckingham Research Group - Analyst Whether or not there's a time line from an exit strategy Madison. John Amboian - Nuveen Investments, Inc. - President That's why I didn't remember it. We really have not addressed that. Obviously there's a full range of possibilities, but we're trying to deal with getting it right on the front end. And others will obviously spend a lot more time thinking about the back end. Bill Katz - Buckingham Research Group - Analyst Okay. Thanks again. Operator There are no further questions at this time. Tim Schwertfeger - Nuveen Investments, Inc. - Chairman, CEO Okay. Well, thank you all for joining us. We're very excited about this development for the full range of all of our constituents from our shareholders to our company to all of our employees. And we look forward to continuing to build and grow the Company. And again, appreciate all of the support and interest that all of you have shown over the last several years in our firm as we've continued to grow and develop. Thank you all again, and we'll look forward to talking with you in the future. John Amboian - Nuveen Investments, Inc. - President Thank you. Operator This concludes today's conference call. You may now disconnect. Thomson www.streetevents.com Contact Us ©2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

IMPORTANT LEGAL INFORMATION

Nuveen Investments, Inc. (Nuveen) intends to file with the SEC a proxy statement and other related documents regarding the proposed transaction described in this communication.  WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THE OTHER RELATED DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NUVEEN, THE PROPOSED TRANSACTION AND RELATED MATTERS.  A definitive proxy statement will be sent to holders of Nuveen’s common stock seeking their approval of the proposed transaction.  This communication is not a solicitation of a proxy from any security holder of Nuveen.

Investors will be able to obtain the proxy statement and the other related documents (when they become available) and other documents filed with the SEC free of charge at the SEC’s website at www.sec.gov.  In addition, a copy of the proxy statement (when it becomes available) may be obtained free of charge by directing a request to Nuveen Investments, Inc., 333 West Wacker Drive, Chicago, Illinois 60606, Attention of Corporate Secretary.

Nuveen, its directors and executive officers and certain other persons may be deemed to be participants in the solicitation of  proxies in respect of the proposed transaction.  Such persons may have interests in the proposed transaction, including as a result of holding options or shares of Nuveen’s common stock.  Information regarding Nuveen’s directors and executive officers is available in the proxy statement filed with the SEC by Nuveen on April 6, 2007.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC.